Exhibit 10.75

Executive Management Change in Control Plan

This Executive Management Change in Control Plan (the “Plan”) is an employee benefit provided to the following three individuals: Kevin McLaughlin, Michael Krawitz and Evan McKeown (each, an “Executive,” and collectively, the “Executives”). The Plan was approved by the Board of Directors on May 8, 2004 and is being put into place in consideration for the continued efforts, after the date hereof, of the foregoing individuals. The Plan is designed to mirror (although to a lesser extent) the change in control provision applicable to Scott Silverman pursuant to his current employment agreement, and any questions that arise as to construction of the provisions hereof shall be guided by the application to Mr. Silverman of the change in control provisions of such agreement.

The Plan provisions are as follows:

(i)      Upon a Change in Control, each Executive shall be entitled to receive the Change in Control Compensation, as hereafter defined.

(ii)     For all purposes of this Plan, a Change in Control shall be deemed to occur if any person or entity (or persons or entities acting as a group) acquires stock of Applied Digital Solutions, Inc. (“Applied Digital”) that, together with stock then held by such person, entity or group, results in such person, entity or group holding more than fifty (50%) percent of the fair market value or total voting power of Applied Digital.

(iii)    For all purposes of this Agreement, the Term Change in Control Compensation shall mean the sum of (A) any and all earned but unpaid base salary and earned but unpaid bonus compensation as of the date of the Change in Control; (B) the Multiplier (as defined below) times the base salary; and (C) the Multiplier times the Average Bonus (as defined below). The Change in Control Compensation shall be paid to Executive within ten (10) days of the Change in Control. In addition, any outstanding stock options held by Executive as of the Change in Control shall become vested and exercisable as of such date, and shall remain exercisable as of the life of the option (or, in the case of an acquisition of all of the common stock of Applied Digital, such options shall vest prior to such closing so that the shares issuable upon such exercise may be sold in the Change of Control transaction). Further, Applied Digital shall continue to pay any lease payments on the vehicle then used by Executive, which vehicle is being leased by Applied Digital for use by Executive.

“Average Bonus” shall mean the average bonus paid by Applied Digital to Executive for the three (3) full calendar years immediately prior to the Change in Control, provided, however, that if the Change in Control occurs in 2004, then the “Average Bonus shall mean the bonus paid in 2003, and if the Change in Control occurs in 2005, then the “Average Bonus” shall mean the average of the bonuses paid in 2003 and 2004. In all cases, if any bonus is paid in January or February (or if the Change in Control occurs in January or February prior to payment) and has been accrued in the prior year, such bonus shall be treated for purposes of calculating “Average Bonus” as being paid in the prior year.

In the case of Messrs. McLaughlin and McKeown, “Multiplier” shall mean one (1), but shall increase by 0.5 on May 7, 2005 and by an additional 0.5 on each May 7 after May 7, 2005 until the Multiplier reaches a cap of 3. In the case of Mr. Krawitz, “Multiplier” shall mean three (3), and shall not increase.

The Plan shall not apply to an Executive that terminates his employment for any reason other than resignation with Good Reason. Good Reason shall mean: (i) assignment of duties inconsistent with Executive’s position (including status, title and reporting requirements) or reduction of the Executive’s position (including status, title and reporting requirements), authority, duties or responsibilities or (ii) relocation of the Employer’s principle place of business or relocation of Employee’s workplace outside of Palm Beach County or Broward Counties.

APPLIED DIGITAL SOLUTIONS, INC.

By:            /s/ Scott Silverman
      Name: Scott Silverman
      Title: Chairman and CEO

          /s/ Kevin McLaughlin
Kevin McLaughlin

          /s/ Michael Krawitz
Michael Krawitz

         /s/ Evan McKeown
Evan McKeown